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                                  EXHIBIT 10.5

               SARKIS KALOUSTIAN'S EMPLOYMENT AGREEMENT WITH SDSDC























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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, made and entered this 1st day of June, 2000, in San Diego County, San Diego, California, by and between SAN DIEGO SOCCER DEVELOPMENT CORPORATION, a California corporation, hereinafter referred to as "Employer" or "Parent Company," and SARKIS KALOUSTIAN, hereinafter referred to as "Employee."

                            RECITALS AND DEFINITIONS

         A. WHEREAS, Employer is a publicly traded entity on the over-the-counter pink sheets and is primarily in the business of developing and promoting soccer-related businesses in the United States;

         B. WHEREAS, Employer currently owns, in its entirety, a second division professional soccer franchise in the United Soccer Leagues, Inc. (hereinafter referred to as the "USL") called the San Diego Flash;

         C. WHEREAS, Employee, in his capacity as founder, has been acting as Vice President and General Manager of San Diego Soccer Development Corporation since October of 1998;

         D. WHEREAS, Employer, in its overall mission to expand its soccer-related holdings and business development is contemplating the acquisition of two additional second division professional franchises, also part of the USL and acquiring the entirety of the Riverside County Elite (hereinafter referred to as the "Acquisition and Merger");

         E. WHEREAS, after the merger of the above-referenced professional soccer franchises by San Diego Soccer Development Corporation, each franchise will be owned and operated as a



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EMPLOYMENT AGREEMENT                         _______________     _______________
                                                 EMPLOYER            EMPLOYEE
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separate California corporation. Each franchise corporation will be a wholly owned subsidiary of San Diego Soccer Development Corporation, which will change its name to reflect its national presence and its status as the parent holding corporation "Parent Company" for the four franchise corporations. The name "Soccer Development Corporation of America" shall be the name of the new holding corporation that will own and operate the San Diego Flash franchise;

         F. WHEREAS, based on the changes to the corporate structure of the Parent Company, a restructuring of the management of the Parent Company has been agreed to per Unanimous Written Consent of the Directors on this same date of June 1, 2000. The Parent Company/Employer now desires to formalize the employment of Sarkis Kaloustian by entering this employment agreement ("Agreement") that reflect the changes in the management structure as implemented by the Board of Directors.

         G. WHEREAS, Employee agrees to be employed by Employer throughout the term of this agreement and further desires to formalize the management structure as implemented by the Board of Directors.

                                    AGREEMENT

         NOW, THEREFORE, by and in consideration of the mutual covenants and promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:



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EMPLOYMENT AGREEMENT                         _______________     _______________
                                                 EMPLOYER            EMPLOYEE
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EMPLOYMENT TITLE. Employer employs Employee on the terms and conditions stated
         in this Agreement to perform the functions as Chief Operating Officer (C.O.O.) from June 1, 2000 through the earlier date of November 30, 2000 or the effective date of the Acquisition and Merger. At which time, the Board of Directors shall determine who shall be the Chief Operating Officer of the Parent Company.

CHIEF OPERATING OFFICER OF PARENT COMPANY. On the earlier to occur of
         November 30, 2000 or the effective date of the Acquisition and Merger, the Board of Directors of the Parent Company shall resolve as to whether to hire a new C.O.O. for the Parent Company. If the Board resolves that Sarkis Kaloustian is not qualified to hold the said position of C.O.O. of the Parent Company and the Board further resolves to hire a new C.O.O. in place and stead of Sarkis Kaloustian, Sarkis Kaloustian shall automatically assume the position of Vice-President and Director of Soccer Operations of the San Diego Flash subsidiary franchise for the remainder of the term of this Agreement. The naming of a new C.O.O. for the Parent Company by the Board of Directors shall not in any manner affect Sarkis Kaloustian's rights under this Agreement.

TERM OF EMPLOYMENT. The term of Employee's employment shall be three (3) calendar years commencing on the first day of June, 2000 and continuing until May 31, 2003. Employer and Employee will have the option to renew this contract for additional three (3) year term as more specifically set forth in paragraph 4 below.

OPTION TO RENEW CONTRACT. Employer and Employee may exercise the option to extend the terms of this agreement for three (3) additional years, by executing a mutually agreed upon letter of intent to extend employment, prior to April 30, 2003. Upon the execution of said letter of intent, Employee and Employer shall discuss, at that time, renewed terms for compensation for Employee's services. Employee shall grant Employer thirty-days (30) of exclusivity after the letter of intent is signed, in order to present and discuss new terms for a renewed contract term.

DUTIES AND RESPONSIBILITIES:

         Employee's responsibilities, duties and obligations under this Agreement, shall be governed by the discretion of the Board of Directors of the Parent Company. Employee shall perform his responsibilities, duties and obligations and report directly to the Board of Directors of the Parent Company.

         Employee shall fully engage all of his efforts in complying with his employment scope and the tasks and performance objectives that are more fully set forth in the attached Addendum "A" Employment Scope Description, which is incorporated herein and made a part hereof by this reference.



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EMPLOYMENT AGREEMENT                         _______________     _______________
                                                 EMPLOYER            EMPLOYEE
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EMPLOYEE'S BEST EFFORT: During his employment, Employee shall devote his full energies, interest, abilities, and productive time to the performance of this Agreement and shall not, without Employer's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this Agreement. Subject to the sole discretion of the Employer, Employee shall diligently and faithfully use Employee's best efforts and skills to promote the Employer's best interests. As a member of management for Employer, Employee's exact working hours and the total number of hours Employee works each week may surpass normal business hours depending upon the demands of Employer and Employer's operations. Employee shall be expected to devote whatever time is necessary to ensure the timely completion of Employee's responsibilities and duties. Employee does disclose that he is a licensed attorney and has been practicing law the past six years in California, and based on the existing practice, Employee has commenced the winding down of his law practice. However, due to legal obligations imposed by the Courts, Employee will be required to complete client matters related to trial within the next three months. Employer understands and accepts that Employee is not taking on new clients and that he is winding down his law practice during the next 90 days and that said winding down will not take any substantial time from his duties under this contract. Further, as part of his prior obligations, Employee has reserved a one-week stay in New York during the week between July 3, 2000 through July 7, 2000 for a symposium that has been fully pre-paid. That Employee will use one week of his two-week vacation time for the absence.

PROMOTION OF COMPETING ORGANIZATION: Notwithstanding the disclosures in paragraph 6 above, during the employment term, Employee shall not, directly or indirectly, whether as a partner, Employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business competitive with Employer's business. During the course of his employment, Employee shall not compete, directly or indirectly with this Employer in the field of organizing, promoting, directing and supervising the promotion of any other professional soccer organization.

COMPENSATION: Employer shall pay to Employee the compensation package more specifically set forth in Addendum "B" to this Agreement. The terms and conditions set forth in Addendum "B" are incorporated herein as if set forth in full.

CONFIDENTIAL INFORMATION AND TRADE SECRETS:

         During the course of his employment, Employee shall have access to trade secrets and other confidential information that is of a special and unique nature, the value of which would be destroyed by disclosure to any person or entity not directly affiliated with the team owned and operated by the Employer. Such trade secrets and confidential information include, but are not limited to, customer lists, customer agreements, price lists, marketing plans, research reports and studies, sales materials, merchandising aids, books, and the identity and purchasing preferences of Employer's clients, business partners, customers and suppliers. Accordingly, Employee agrees that without the prior express written consent of



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EMPLOYMENT AGREEMENT                         _______________     _______________
                                                 EMPLOYER            EMPLOYEE
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                  the Board of Directors of Employer, Employee shall not, either during the term of this Agreement or at any time thereafter, disclose any such trade secrets or confidential information, directly or indirectly, to anyone not affiliated directly with the management of the Employer's business operations. Employee further agrees that he shall never use any trade secrets or confidential information for the benefit of anyone other than the Employer, without the prior written consent of the Board of Directors of Employer.

         All books, files, customer lists, records, documents, brochures, office equipment, keys and any other items relating to the Employer's business which have been or shall be prepared, possessed or controlled by Employee are, and shall forever remain, the sole and exclusive property of the Employer. Accordingly, Employee shall surrender any and all such material to the Employer immediately upon the request by the Employer of upon the termination of this Agreement, whichever occurs earlier.

TERMINATION: This Agreement shall automatically terminate for "cause" on the occurrence of any of the following events:

         Failure to materially perform and discharge his responsibilities, duties and obligations under this Employment Agreement or the material breach of any term under the Employment Agreement:

         Any misconduct by Employee that is deemed materially injurious to the Corporation;

         Employee's conviction of any felony involving moral turpitude or personal dishonesty.








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EMPLOYMENT AGREEMENT                         _______________     _______________
                                                 EMPLOYER            EMPLOYEE
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SEVERANCE PAYMENTS UPON TERMINATION WITHOUT CAUSE: In the event this Agreement is terminated by Employer under Paragraphs 5(a), 5(b) and 5(c) of this Agreement, and only under those paragraphs, Employer shall not be obligated to pay any severance pay to Employee. Further, in the event that termination occurs under the terms of Paragraphs 5(a), 5(b) and 5(c), all benefits then received by Employee, shall also cease upon Employee's receipt of any Notice of Termination. Termination by Employer for any other reason shall require Employer to continue to pay Employee the compensation and benefits set forth in Addendum "B" for the duration and completion of the term of this Agreement, which does not include the option year unless termination occurs during the option term of this Agreement.

ARBITRATION: Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrator he selects and of his own attorneys, and the expenses of his witnesses and all other expenses connected with presenting his case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties.

NOTICE. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been properly served or given, if sent by certified mail, postage paid, to the following addresses or any succeeding addresses thereto:

EMPLOYER:                                                EMPLOYEE:

BOARD OF DIRECTORS                                       SARKIS KALOUSTIAN
San Diego Soccer Development Corp.                       17161 Alva Road, #1414
5222 Balboa Avenue, Suite 24                             San Diego, CA  92127
San Diego, CA  92117



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EMPLOYMENT AGREEMENT                         _______________     _______________
                                                 EMPLOYER            EMPLOYEE
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ASSIGNMENT: By signing this Agreement, Employee acknowledges the services rendered by Employee are unique and personal. Accordingly, Employee may not assign any rights or delegate any duties or obligations under this Agreement. However, the rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon any successors and assigns of the Employer.

SEVERABILITY: If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

GOVERNINGLAW: This Agreement has been entered in San Diego, the State of California. The substantive and procedural laws of the State of California shall govern the interpretation and enforcement of this Agreement.

ENTIRE AGREEMENT: This Agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated by this Agreement.

MODIFICATION OF AGREEMENT: A modification of this Agreement or additional obligations assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or authorized representative of each party herein.

WAIVER: The failure of the Employer to exercise any right or remedy upon any breach or default set forth in this Agreement, or delay by the Employer in exercising any such right or remedy, shall not operate as a waiver. No waiver of any type shall be binding upon the Employer unless evidenced by a writing signed by the entire Board of Directors of Employer.

ATTORNEYS' FEES AND COSTS: In the event that any proceeding is commenced involving the interpretation or enforcement of the provisions of this Agreement, the party prevailing in such proceeding shall be entitled to recover reasonable attorneys' fees and costs.

TITLES: The titles of the various sections herein are intended solely for convenience of reference, and are not intended and shall not be deemed for any purpose whatsoever to modify, explain, summarize or place any construction upon any of the provisions of this Agreement, and shall not affect the meaning or interpretation of this Agreement.

AGREED AND EXECUTED AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE:

         EMPLOYER:

         San Diego Soccer Development Corporation



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EMPLOYMENT AGREEMENT                         _______________     _______________
                                                 EMPLOYER            EMPLOYEE
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By: /s/ Steven Peacock
   -------------------------------

Title: Chairman
     -----------------------------


     EMPLOYEE:

/s/ Sarkis Kaloustian
----------------------------------
SARKIS KALOUSTIAN








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EMPLOYMENT AGREEMENT                         _______________     _______________
                                                 EMPLOYER            EMPLOYEE
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                                  ADDENDUM "A"

                          EMPLOYMENT SCOPE DESCRIPTION

         The following is the employment scope description for Sarkis Kaloustian pursuant to the herein Employment Agreement dated June 1,2000. Sarkis Kaloustian shall be responsible for the performance and discharge the following duties, obligations, responsibilities and performance objectives during the term of his agreement:

1. PRIOR TO NOVEMBER 30, 2000 OR ACQUISITION AND MERGER: Sarkis Kaloustian shall be responsible for the management of all business operations of San Diego Soccer Development Corporation from June 1, 2000 through November 30, 2000. Kaloustian shall maintain his role as Director of Soccer Operations between June 1, 2000 through November 30,2000 over the San Diego Flash Franchise and non-paid consultant to the Riverside County Elite Franchise, wherein Kaloustian shall be responsible for all coaching and player matters for the Flash and the Elite.

2. AFTER NOVEMBER 30, 2000 OR ACQUISITION AND MERGER: If after November 30, 2000, the Parent Company does not retain Kaloustian as C.O.O., Kaloustian shall be automatically appointed Vice President and Director of Soccer Operations for the San Diego Flash franchise, wherein Kaloustian shall retain discretion player personnel matters. Said duties shall include the overseeing, selection and management of the entire coaching staff and the signing and formation of the Flash player rosters.



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                                  ADDENDUM "B"

                              COMPENSATION PACKAGE

1. BASE SALARY: The following base salary shall be paid in accordance with company payroll procedures and with applicable tax withholding requirements:

         A. JUNE 1, 2000 THROUGH MAY 31, 2001: Sarkis Kaloustian shall be paid $6,000 (Six Thousand U. S. Dollars) per month payable the tenth day of each calendar month, starting June 1, 2000 and continuing through May 31, 2001.

         B. JUNE 1, 2001 THROUGH MAY 31, 2002: Sarkis Kaloustian shall be paid $6,600 (Six Thousand Six Hundred U. S. Dollars) per month payable the tenth day of each calendar month, starting June 1, 2001 and continuing through May 31, 2002.

         C. JUNE 1, 2002 THROUGH MAY 31, 2003: Sarkis Kaloustian shall be paid $7,200 (Seven Thousand Two Hundred U. S. Dollars) per month payable the tenth day of each calendar month, starting June 1, 2002 and continuing through May 31, 2003.

2. STOCK OPTION BONUS FOR 1999: Upon the signing of this Agreement, Sarkis Kaloustian will receive an option to purchase 150,000 shares of restricted stock at $.25 per share in San Diego Soccer Development Corporation or the company's then successor name.

3. SUCCESS FEES: As an officer of the company, Sarkis Kaloustian will receive an option to purchase 300,000 common stock at $.75 per share in San Diego Soccer Development Corporation or the company's then successor name for recognition of Sam's role in the successful completion of the "roll-up merger" for the acquisition of the OC Waves, Bay Area Seals, and Riverside Elite, including completion of the merger with Roller Coaster through an SB-2 filing, and raising a minimum of $5-million into the merged entity through a PPM. This option will have a cashless feature and said option will expire on the sooner of the expiration of this employment contract or its termination for cause.

4. CELLULAR PHONE: Sam will receive a cellular phone paid for by Employer for his use during the term of this Agreement that is to be used exclusively to support his performance objectives outlined under this agreement.

5. MEDICAL COVERAGE: A medical plan is being reviewed at this time in order to provide a menu of benefits. As soon as the Employer generates sufficient capital, the Board will approve providing the Employee medical plan benefits.

6. DENTAL COVERAGE: A dental plan is being reviewed at this time in order to provide a menu of benefits. As soon as the Employer generates sufficient capital, the Board will approve providing the Employee dental plan benefits.

7. EXPENSE CREDIT CARD: As soon as the Employer generates sufficient capital, the Board will approve providing Employee with an expense credit card for $1,000 to cover all out of pocket expenses related to the performance of his duties under this agreement, including all travel related expenses incurred in the discharging of his duties.



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8.       OFFICER AND DIRECTOR LIABILITY COVERAGE: As soon as the Employer generates sufficient capital, the Board will approve acquiring insurance that will name the Employee as additional insured under the employer's coverage.

9. VACATION: Employee shall be entitled to receive 10 business vacation days paid by Employer, during the year in which none of the soccer franchises are actively playing.





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